Exhibit 99.1

Archer Daniels Midland Company 4666 Faries Parkway Decatur, Ill. 62526

ADM Directors Approve Change to Calendar-Year Financial Reporting, Declare Cash Dividend

DECATUR, Ill., May 3, 2012 – Archer Daniels Midland Company’s (NYSE: ADM) Board of Directors today approved a change to calendar-year financial reporting, effective Jan. 1, 2013. Historically, ADM has operated on a June 30 fiscal year-end, primarily driven by the U.S. crop year. To accommodate the change, ADM will have an abbreviated fiscal year from July 1, 2012, to Dec. 31, 2012.

“As ADM has become more global in its operations, much of our statutory and tax reporting and many of our business contracts are tied to the calendar year,” said ADM Senior Vice President and Chief Financial Officer Ray Young. “Moving to calendar-year reporting will help streamline internal processes and eliminate redundancy and waste.”

Cash Dividend Declared

ADM’s Board of Directors also declared a cash dividend of 17.5 cents per share on the company’s common stock payable June 7, 2012, to stockholders of record May 17, 2012.

This is ADM’s 322nd consecutive quarterly payment, a record of 80 years of uninterrupted dividends. As of March 31, 2012, there were 659,868,382 shares of ADM common stock outstanding.

About ADM

For more than a century, the people of Archer Daniels Midland Company (NYSE: ADM) have transformed crops into products that serve vital needs. Today, 30,000 ADM employees around the globe convert oilseeds, corn, wheat and cocoa into products for food, animal feed, industrial and energy uses. With more than 265 processing plants, 400 crop procurement facilities, and the world’s premier crop transportation network, ADM helps connect the harvest to the home in more than 160 countries. For more information about ADM and its products, visit www.adm.com.

Archer Daniels Midland Company

Media Relations

Jackie Anderson

media@adm.com

217-424-5413